Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-234215) of Arco Platform Limited and in the related Prospectus and the Registration Statement (Form S-8 No. 333-233920) pertaining to the Restricted Shares Grant Plan of Arco Platform Limited of our report dated March 31, 2021, with respect to the consolidated financial statements of Arco Platform Limited, and the effectiveness of internal control over financial reporting of Arco Platform Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

Fortaleza, Brazil

March 31, 2021